                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                                 LIZ CLAIBORNE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

                           [LIZ CLAIBORNE, INC. LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of
  LIZ CLAIBORNE, INC.

     The annual meeting of stockholders of Liz Claiborne, Inc., a Delaware corporation (the "Company"), will be held at the Company's offices at One Claiborne Avenue, North Bergen, New Jersey, on Thursday, May 14, 1998 at 10:00 A.M., prevailing local time, for the following purposes:

     1. To elect two directors to serve until the 2001 annual meeting of stockholders and until their respective successors are duly elected and qualified;

     2. To approve an amendment to the Liz Claiborne, Inc. 1992 Stock Incentive Plan to insert limitations called for under Section 162(m) of the Internal Revenue Code;

     3. To ratify the appointment of Arthur Andersen LLP as independent public accountants of the Company for the 1998 fiscal year; and

     4. To transact such other business as may be properly brought before the meeting and any adjournments or postponements thereof.

     Only stockholders of record at the close of business on March 27, 1998 are entitled to notice of and to vote at the annual meeting and any adjournments or postponements thereof.

     Your attention is called to the Proxy Statement on the following pages. We hope that you will attend the meeting in person. Directions to the meeting site are provided with the accompanying proxy card. Your Board of Directors and management look forward to greeting those stockholders able to attend. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE.

                                          By Order of the Board of Directors,

                                           /s/ Roberta Schuhalter Karp
                                               ROBERTA SCHUHALTER KARP
                                          Vice President - Corporate Affairs,
                                             General Counsel and Secretary

New York, New York
April 3, 1998

     YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

                           [LIZ CLAIBORNE, INC. LOGO]
                            ------------------------

                                PROXY STATEMENT

     This Proxy Statement and enclosed form of proxy are being furnished commencing on or about April 3, 1998 in connection with the solicitation by the Board of Directors of Liz Claiborne, Inc. (the "Company") of proxies in the enclosed form for use at the annual meeting of stockholders to be held on Thursday, May 14, 1998, and any adjournments or postponement thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Any proxy given pursuant to such solicitation and received in time for the Annual Meeting will be voted as specified in such proxy. If no instructions are given, proxies will be voted FOR the election of the nominees named below under the caption "Proposal 1 -- Election of Directors -- Nominees for Election;" FOR the approval of an amendment to the Liz Claiborne, Inc. Stock Incentive Plan to insert limitations called for under
Section 162(m) of the Internal Revenue Code, described herein under the caption "Proposal 2 -- Approval of an Amendment to the Liz Claiborne, Inc. 1992 Stock Incentive Plan;" FOR the ratification of the appointment of Arthur Andersen LLP as independent public accountants of the Company for the 1998 fiscal year; and in the discretion of the proxies named on the proxy card with respect to any other matters properly brought before the Annual Meeting. Any proxy may be revoked by written notice received by the Secretary of the Company at the Company's principal executive offices at 1441 Broadway, New York, New York 10018 at any time prior to the voting thereof.

     Only stockholders of record at the close of business on March 27, 1998 are entitled to notice of and to vote at the Annual Meeting. As of the close of business on March 27, 1998, there were 66,041,330 shares of the Company's Common Stock, par value $1.00 per share (the "Common Stock"), outstanding. Each share of Common Stock entitles the record holder thereof to one vote on all matters properly brought before the Annual Meeting.

     Abstentions may be specified on all proposals being submitted other than election of directors. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions will not be treated as shares present and voting on the proposals set out in this Proxy Statement, and will have no effect on the outcome of such proposals.

     Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from the owners. If instructions are not received, brokers may vote the shares in their discretion, depending upon the type of proposals involved. "Broker non-votes" result when brokers are precluded by the New York Stock Exchange from exercising their discretion on certain types of proposals. Brokers have discretionary authority to vote on the proposals set out in this Proxy Statement. The inspectors of election will treat broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but not as shares present and voting on a specific proposal, thus having no effect on the outcome of such proposal.

     If a stockholder participates in the Company's Dividend Reinvestment Plan (the "DRIP"), the proxy to vote shares represents the number of shares held in custody for the stockholder pursuant to the DRIP, as well as shares registered in the stockholder's own name. Accordingly, First Chicago Trust Company of New York, as Agent for the DRIP, will cause shares held for the account of stockholders participating in the DRIP to be voted in the same way as the stockholder votes shares registered in his or her own name. If the stockholder does not give a proxy, such shares will not be voted. The Company will mail a proxy and this Proxy Statement to all persons who, according to the records of the Company's Transfer Agent, hold shares of Common Stock beneficially in the DRIP but do not own any other shares of Common Stock.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

NOMINEES FOR ELECTION

     The members of the Company's Board of Directors are divided into three classes with the term of office of one class expiring each year. At the Annual Meeting, two Directors will be elected to serve a three-year term (until the third succeeding annual meeting, in 2001) and until their respective successors are duly elected and qualified. Unless authority to vote for the election of Directors is withheld, the enclosed proxy will be voted FOR the election of the nominees named below. Directors are elected by a plurality of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote on the election of directors. While management has no reason to believe that the nominees will not be available as candidates, should such a situation arise, proxies may be voted for the election of such other persons as a Director as the holders of the proxies may, in their discretion, determine.

     Eileen H. Bedell and Kenneth P. Kopelman, each of whom is presently a Director of the Company, have been nominated by the Board of Directors for re-election to the Board, to serve until the third succeeding annual meeting, in 2001, and until their respective successors are duly elected and qualified.

     Lee Abraham, 70, who has served as a Director since 1993, will be retiring from the Board at the expiration of his current term at the Annual Meeting.

INFORMATION CONCERNING THE DIRECTORS

     Background information with respect to the nominees for election and the six Directors whose terms of office will continue after the Annual Meeting appears below. See "Security Ownership of Management" for information regarding such persons' holdings of Common Stock.

NOMINEES TO SERVE UNTIL 2001:

     EILEEN H. BEDELL -- Ms. Bedell, 46, was elected a Director of the Company in 1996. Since 1994, she has served as Vice President at Booz, Allen & Hamilton, Inc., a worldwide management consulting firm. From 1988 to 1994, she served as a Managing Director of Bankers Trust Company.

     KENNETH P. KOPELMAN -- Mr. Kopelman, 46, was elected a Director of the Company in 1996. He has been a partner in the New York City law firm of Kramer, Levin, Naftalis & Frankel, corporate counsel to the Company, for more than 10 years, and served as the Company's Secretary from 1991 to 1996. Mr. Kopelman is also a director of Mobius Management Systems, Inc., a computer software company.

DIRECTORS WHOSE TERMS EXPIRE IN 1999:

     PAUL R. CHARRON -- Mr. Charron, 55, joined the Company as Vice Chairman and Chief Operating Officer, and became a Director, in 1994. In 1995, Mr. Charron became President (a position he held until October 1996) and Chief Executive Officer of the Company. In May 1996, Mr. Charron became Chairman of the Board of the Company. Prior to joining the Company, Mr. Charron served as Executive Vice President of VF Corporation, an apparel manufacturer, from 1993, and as a Group Vice President of VF Corporation from 1988 to 1993.

     J. JAMES GORDON -- Mr. Gordon, 67, has served as a Director of the Company since 1977. Since 1984, Mr. Gordon has been President of Gordon Textiles International, Ltd., a consultant and distributor/importer of apparel fabrics. Mr. Gordon is also a director of Cornerstone Bank, a regional commercial bank.

     KAY KOPLOVITZ -- Ms. Koplovitz, 52, was elected a Director of the Company in 1992. Since 1980, she has served as Founder, Chairman and Chief Executive Officer of USA Networks, an international cable television programming company. Ms. Koplovitz is also a director of General Re Corporation, a diversified reinsurance company, and Nabisco Holdings Corp., a food products company.

DIRECTORS WHOSE TERMS EXPIRE IN 2000:

     BERNARD W. ARONSON -- Mr. Aronson, 51, was elected a Director of the Company in January 1998. Mr. Aronson has been Chairman of ACON Investments and Chairman of Newbridge Andean Partners, L.P., private investment vehicles, since 1996. He also served as International Advisor to Goldman Sachs & Co. from 1993 to 1996. Mr. Aronson served as Assistant Secretary of State for Inter-American Affairs from 1989 to 1993. He is also a director of Royal Caribbean Cruises Ltd., a global cruise company.

     ANN M. FUDGE -- Ms. Fudge, 46, was elected a Director of the Company in 1993. Ms. Fudge joined General Foods USA in 1986 and held several planning and marketing positions before being appointed Executive Vice President and General Manager of the Dinners and Enhancers Division in 1991. In 1994, she was named President of Kraft General Foods' Maxwell House Coffee Company. In 1995, Ms. Fudge became Executive Vice President of Kraft Foods, Inc. (the successor to Kraft General Foods, Inc., of which General Foods USA was an operating unit), the multinational food business of Philip Morris Companies, Inc., while continuing to head the Maxwell House Coffee Division as General Manager. She became President of Krafts' Coffee and Cereal Division in 1997. Ms. Fudge is also a director of AlliedSignal, Inc., an advanced systems and equipment manufacturer.

     PAUL E. TIERNEY, JR. -- Mr. Tierney, 55, was elected a Director of the Company in 1995. Mr. Tierney is a co-founding Member of Development Capital, LLC., a private investment vehicle formed in 1996. From 1978 to 1996, Mr. Tierney served as Managing Director of Gollust, Tierney and Oliver, an investment banking partnership. He is Chairman of the Board of Directors of TechnoServe, Inc., a not-for-profit corporation, and D.C. United, a major league soccer team, and also serves as a director of UAL Corporation, an air transportation company, C & B Publishing plc (UK), The Argentine Investment Fund, Earth Color, Inc., a printing company, and St. John's College.

MEETINGS, COMMITTEES AND COMPENSATION OF THE BOARD

     The Board of Directors met nine times during the 1997 fiscal year. During such year, each Director attended more than 75% of the meetings held by the Board of Directors and the committees on which he or she served. The Company's Board also acts from time to time by unanimous written consent in lieu of meetings.

     The Board of Directors has four standing committees, all of which are composed solely of non-management Directors of the Company: the Audit Committee, the Compensation Committee, the Committee on Directors and the Finance Committee.

     Audit Committee. This Committee recommends to the Board the independent public accountants to be engaged, reviews the audit plan and results of the auditing engagement with such accountants, reviews the independence and fees of, and approves non-audit services provided by, such accountants, and reviews with the accountants the overall internal accounting controls and other matters; it also meets with representatives of the Company's internal audit staff. The Committee, whose present members are Lee Abraham, Bernard W. Aronson, Eileen H. Bedell, Ann M. Fudge, J. James Gordon, Kenneth P. Kopelman and Kay Koplovitz (chair), held four meetings during the 1997 fiscal year.

     Compensation Committee. This Committee determines the salaries and bonuses for the Chief Executive Officer and President, approves the general policies applicable to salaries and bonuses for the other executive officers, makes all award decisions regarding equity-based compensation plans, and makes recommendations to the Board and senior management regarding Company compensation programs. The Committee, whose present members are J. James Gordon (chair), Kay Koplovitz and Paul E. Tierney, Jr., held seven meetings during the 1997 fiscal year.

     Committee on Directors. This Committee is responsible for making recommendations with respect to the nominations by the Board of qualified candidates to serve as Directors of the Company and reviewing and advising the Board on issues of corporate governance and corporate responsibility, as well as directorship practices. The Committee, whose present members are Lee Abraham (chair), Eileen H. Bedell, Ann M. Fudge and J. James Gordon, held five meetings during the 1997 fiscal year. The Company's Certificate of

Incorporation provides procedures under which stockholders may nominate persons for election as directors. Written notice of any nomination must be delivered to the Secretary of the Company at 1441 Broadway, New York, New York 10018 not less than 14 days nor more than 50 days prior to the date of the meeting at which directors are to be elected and must contain the name, age, business and residence address and principal occupation or employment of, and the number of shares of Common Stock beneficially owned by, each nominee.

     Finance Committee. This Committee advises the Board on a variety of corporate finance issues, including the Company's policies regarding dividends, issuances and purchases of securities, capital expenditures and proposed acquisition and divestiture matters. The Committee, whose present members are Lee Abraham, Bernard W. Aronson, Kenneth P. Kopelman and Paul E. Tierney, Jr. (chair), held four meetings during the 1997 fiscal year.

     The Company currently pays its non-management Directors an annual retainer of $30,000, $15,000 of which is paid in shares of the Company's Common Stock as described below, plus $1,000 for each Board meeting, executive session and committee meeting attended. In addition, each committee chair receives an additional annual retainer of $4,000. Directors are reimbursed for out-of-pocket travel expenses incurred in connection with attendance at Board and committee meetings. Directors who are employees of the Company receive no fees or compensation for their services as Directors.

     The Company has, since 1991, paid a portion of each Director's annual retainer in shares of Common Stock pursuant to the Liz Claiborne, Inc. Outside Directors' 1991 Stock Ownership Plan, as amended (the "Outside Director Plan"). Under that Plan, each non-management Director having served as such for at least six months receives an annual award of shares of Common Stock having a value of $15,000 on the first business day of each fiscal year; newly elected non-management Directors receive such an award upon their election to the Board. During fiscal 1997, the following awards of shares of Common Stock were made under the Outside Director Plan: 378 shares on December 30, 1996 to each of Mss. Bedell, Fudge and Koplovitz and Messrs. Abraham, Gordon and Tierney, and Mr. Jerome A. Chazen (who retired from the Board in May 1997) (all such Directors, collectively, the "Director Recipients"). All shares awarded under the Outside Director Plan are nontransferable for a period of three years following the applicable award date, subject to exceptions in the case of death or retirement from the Board.

     The Outside Director Plan also provides for each non-management Director to receive a grant of options to purchase 1,000 shares of Common Stock on the first business day of each fiscal year of the Company. All options granted under such Plan carry terms substantially equivalent to options granted to Company employees under the stockholder-approved Liz Claiborne, Inc. 1992 Stock Incentive Plan, as amended (the "1992 Plan"): an exercise price equal to the market price on the grant date, a term of ten years, and a vesting schedule of 25% on each of the first and second anniversaries of the grant date, with the remaining 50% vesting on the third anniversary, subject to earlier vesting on a change of control (as defined in the Outside Director Plan) or upon death or retirement from the Board after at least five years of service. During fiscal 1997, awards of options covering 1,000 shares were made on December 30, 1996 under the Outside Director Plan (at an exercise price of $39.625) to each of the Director Recipients and Mr. Kopelman.

     The Outside Director Plan further enables each non-management Director to elect prior to any calendar year to defer cash and/or Common Stock fees otherwise payable in that and succeeding calendar years. Deferred cash fees are deemed invested in phantom shares of Common Stock or credited with imputed interest at the prime rate plus one percent, whichever the Director specifies at the time of election. Deferred Common Stock fees are deemed invested in phantom shares of Common Stock, with dividends deemed reinvested in additional phantom shares.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the compensation for services in all capacities for the 1997, 1996 and 1995 fiscal years of the Chief Executive Officer and the other four most highly compensated executive officers of the Company as of January 3, 1998 (the "Named Executive Officers"):

                                                                                            LONG TERM COMPENSATION
                                                                                      ----------------------------------
                                                                                               AWARDS            PAYOUTS
                                                   ANNUAL COMPENSATION(1)             ------------------------   -------
                                           ---------------------------------------                  SECURITIES
                                                                         OTHER        RESTRICTED    UNDERLYING
                                 FISCAL                                  ANNUAL         STOCK        OPTIONS/     LTIP
  NAME AND PRINCIPAL POSITION     YEAR     SALARY(2)      BONUS(3)    COMPENSATION      AWARDS      SARS(#)(4)   PAYOUTS
  ---------------------------    ------    ----------    ----------   ------------    ----------    ----------   -------
Paul R. Charron................   1997     $1,052,800(6) $1,186,500     $ 77,146(7)           --      50,000       --
 Chairman of the Board and        1996     $  894,200    $1,208,000     $ 67,525              --      50,000       --
 Chief Executive Officer          1995     $  681,700    $1,319,000     $244,835      $1,782,500(8)   30,000       --
------------------------------------------------------------------------------------------------------------------------
Denise V. Seegal...............   1997     $  706,200    $  625,000           --              --      18,900       --
 President                        1996(9)  $   96,800    $  680,000     $218,750(10)  $  437,500(11)  35,000       --
                                  1995             --            --           --              --          --       --
------------------------------------------------------------------------------------------------------------------------
Samuel M. Miller...............   1997     $  374,000    $  200,000           --              --       8,300       --
 Senior Vice
 President - Finance              1996     $  343,800    $  220,000           --              --       8,000       --
 and Chief Financial Officer      1995     $  318,300    $  210,000           --      $  465,000(8)    7,500       --
------------------------------------------------------------------------------------------------------------------------
John R. Thompson...............   1997     $  312,100    $  205,000           --              --       8,300       --
 Senior Vice
 President - Service,             1996     $  279,200    $  175,000           --              --       8,000       --
 Systems and Reengineering and    1995(9)  $  220,000    $  175,000     $127,112      $  445,625(8)   17,000       --
 Chief Information Officer
------------------------------------------------------------------------------------------------------------------------
Robert J. Zane.................   1997     $  313,300    $  190,000           --              --       8,300       --
 Senior Vice President -          1996     $  288,900    $  175,000           --      $  330,000(8)    5,625       --
 Manufacturing and Sourcing       1995(9)  $   82,200    $   50,000           --              --       9,375       --
------------------------------------------------------------------------------------------------------------------------


                                    ALL OTHER
  NAME AND PRINCIPAL POSITION    COMPENSATION(5)
  ---------------------------    ---------------
Paul R. Charron................     $618,437
 Chairman of the Board and          $484,472
 Chief Executive Officer            $ 65,564
----------------------------------------------------------------
Denise V. Seegal...............     $ 48,685
 President                          $  8,225
                                          --
--------------------------------------------------------------------------------
Samuel M. Miller...............     $ 38,925
 Senior Vice
 President - Finance                $ 35,977
 and Chief Financial Officer        $ 33,586
------------------------------------------------------------------------------------------------
John R. Thompson...............     $ 28,427
 Senior Vice
 President - Service,               $ 25,694
 Systems and Reengineering and      $ 20,258
 Chief Information Officer
----------------------------------------------------------------------------------------------------------------
Robert J. Zane.................     $ 32,594
 Senior Vice President -            $ 21,786
 Manufacturing and Sourcing               --
------------------------------------------------------------------------------------------------------------------------

---------------
 (1) The Company has concluded that the aggregate amount of perquisites and other personal benefits paid to each of the Named Executive Officers other than Mr. Charron for fiscal 1997 did not exceed the lesser of 10% of each such officer's total annual salary and bonus for such year, or $50,000; such amounts are not included in the table.

 (2) Amounts for fiscal 1997 reflect a fifty-three week period.

 (3) A description of the Company's bonus arrangements is contained under the caption "Board Compensation Committee Report on Executive Compensation" below (the "Compensation Committee Report").

 (4) For fiscal 1997, 1996, and 1995 includes options granted on January 6, 1998, January 9, 1997 and January 11, 1996, respectively, under the 1992 Plan. For Mr. Charron, each of fiscal 1997 and 1996 includes options covering 10,000 shares subject to a special vesting condition. See "Option Grants Table for Fiscal 1997" below. For Ms. Seegal, fiscal 1996 includes options granted on October 24, 1996 upon her joining the Company. See "Employment Arrangements -- Employment Agreement with Denise V. Seegal" below.

 (5) For fiscal 1997 includes (a) for each of the Named Executive Officers other than Ms. Seegal (i) $9,600 contributed under the Company's Profit-Sharing Retirement Plan and (ii) $4,000 contributed as matching contributions under the Company's Savings Plan, (b) for each of the Named Executive Officers the full amount of all premiums paid by the Company for universal life insurance coverage under the Company's supplemental life insurance plan under which each participant is entitled to any cash surrender value under the policy, providing coverage equal to two times annual base salary, as follows: Mr. Charron -- $13,202; Ms. Seegal -- $3,176; Mr.
     Miller -- $7,609; Mr. Thompson -- $2,232; and Mr. Zane -- $6,302, (c) for
     each of the Named Executive Officers amounts accrued under an unfunded Supplemental Executive Retirement Plan (the "SERP") with respect to services rendered during fiscal 1997, as follows: Mr. Charron -- $73,907; Ms. Seegal -- $37,663; Mr. Miller -- $17,716; Mr. Thompson -- $12,595; and
     Mr. Zane -- $12,692, (d) for Ms. Seegal $7,846 contributed under the Company's Profit-Sharing Retirement Plan, and (e) for Mr. Charron (i) $331,200 accrued as of December 29, 1996 under an unfunded deferred compensation plan established in 1996 (the "UDCP") and (ii) above-market earnings on all amounts accrued and deferred under the UDCP through January 3, 1998, as calculated pursuant to the terms of the UDCP, in an amount equal to $186,528 (see "Employment
     Arrangements -- Employment Agreement with Paul R. Charron" below).

 (6) Includes amounts deferred under the SERP and the UDCP (see "Employment Arrangements -- Employment Agreement with Paul R. Charron" below).

 (7) Includes (a) $19,955 representing reimbursement of certain transportation expenses; and (b) $37,592 representing reimbursement of certain tax obligations.

 (8) Represents the value (based on the closing price of the Common Stock on (a) June 20, 1995, the date of grant for Messrs. Charron, Miller and Thompson, and (b) December 29, 1995, the last trading day preceding the date of grant, January 1, 1996, for Mr. Zane) of the following shares of restricted stock issued under the 1992 Plan pursuant to the Company's Career Share Program ("Career Shares"): Mr. Charron -- 92,000 Career Shares; Mr.
     Miller -- 24,000 Career Shares; Mr. Thompson -- 23,000 Career Shares; and Mr. Zane -- 12,000 Career Shares. See the Compensation Committee Report below. Prior to vesting, dividends on such Career Shares were held in escrow and deemed reinvested in phantom shares of Common Stock. On January 3, 1998, all such Career Shares remained restricted, with a value (based on the closing price of the Common Stock on January 2, 1998) as follows: Mr. Charron -- $3,956,000; Mr. Miller -- $1,032,000; Mr. Thompson -- $989,000;
     and Mr. Zane -- $516,000. On February 24, 1998, all such Career Shares vested as the cumulative total return to the Company's stockholders ranked above the 75th percentile of total stockholder returns achieved by a group of peer companies in the three-year period commencing January 1, 1995.

     In addition, Mr. Charron was granted 85,000 restricted shares under the 1992 Plan pursuant to his employment agreement. Pursuant to such employment agreement, (a) 10,000 restricted shares vested on the last day of each of the Company's 1994 and 1995 fiscal years, (b) one-third of the balance of the restricted shares (or 21,665 shares) vested on October 31, 1996, in accordance with the accelerated vesting provisions of the agreement, as the average closing price per share of the Company's Common Stock equalled or exceeded the predetermined level of $36 for such day and the preceding consecutive 74 trading days, and (c) 6,667 restricted shares vested on the last day of the Company's 1996 and 1997 fiscal years. On September 24, 1997, the average closing price per share of the Company's Common Stock equalled or exceeded the predetermined level of $48 for such day and the preceding consecutive 74 trading days; accordingly, the remaining 30,001 restricted shares will vest on January 2, 1999, or earlier upon a change of control (as defined in Mr. Charron's employment agreement). Prior to vesting, dividends on such restricted shares are held in escrow and deemed reinvested in phantom shares of Common Stock. On January 3, 1998, the 30,001 restricted shares had a value (based on the closing price of the Common Stock on January 2, 1998) of $1,290,043.

 (9) Reflects a partial year, including any guaranteed bonus payments.

(10) Represents the value (based on the closing price of the Common Stock on October 24, 1996, the date of grant) of 5,000 unrestricted shares of Common Stock issued under the 1992 Plan pursuant to Ms. Seegal's employment agreement.

(11) Represents the value (based on the closing price of the Common Stock on October 24, 1996, the date of grant) of 10,000 restricted shares issued under the 1992 Plan pursuant to Ms. Seegal's employment agreement. On January 3, 1998, 5,000 of such shares remained subject to restrictions on transfer and risk of forfeiture until earned by continued service through January 2, 1999, with a value of $215,000 (based on the closing price of the Common Stock on January 2, 1998).

OPTION GRANTS TABLE FOR FISCAL 1997

     The following table sets forth additional information concerning stock option grants made during fiscal 1997 to the Named Executive Officers. For purposes of the table, grants made on January 6, 1998 are treated as having been made during fiscal 1997 and grants made on January 9, 1997 are treated as having been made during fiscal 1996; these grants are also so reflected in the Summary Compensation Table. In addition, in accordance with SEC disclosure rules, the hypothetical gains, or "option spreads," for each option grant are shown based on compound annual rates of stock price appreciation of 5% and 10% from the grant date to the expiration date. The assumed rates of growth are prescribed by the SEC and are for illustration purposes only; they are not intended to predict future stock prices, which will depend upon market conditions and the Company's future performance and prospects. All options were issued under the 1992 Plan. The Company has not granted any stock appreciation rights.

                                                                                      POTENTIAL REALIZABLE VALUE AT
                                                                                         ASSUMED ANNUAL RATES OF
                                                                                       STOCK PRICE APPRECIATION FOR
                                            INDIVIDUAL GRANTS(1)                              OPTION TERM(2)
                         ----------------------------------------------------------   ------------------------------
                         NUMBER OF
                         SECURITIES
                         UNDERLYING    % OF TOTAL OPTIONS    EXERCISE
                          OPTIONS     GRANTED TO EMPLOYEES     PRICE     EXPIRATION
         NAME            GRANTED(#)    IN FISCAL 1997(3)     ($/SHARE)      DATE          5%($)           10%($)
         ----            ----------   --------------------   ---------   ----------       -----           ------
Paul R. Charron........    50,000(4)          5.17%           $41.125      1/6/08      $1,293,250       $3,277,250
--------------------------------------------------------------------------------------------------------------------
Denise V. Seegal.......    18,900             1.95%           $41.125      1/6/08      $  488,848       $1,238,800
--------------------------------------------------------------------------------------------------------------------
Samuel M. Miller.......     8,300             0.86%           $41.125      1/6/08      $  214,679       $  544,023
--------------------------------------------------------------------------------------------------------------------
John R. Thompson.......     8,300             0.86%           $41.125      1/6/08      $  214,679       $  544,023
--------------------------------------------------------------------------------------------------------------------
Robert J. Zane.........     8,300             0.86%           $41.125      1/6/08      $  214,679       $  544,023
--------------------------------------------------------------------------------------------------------------------

---------------
(1) Except as set forth in footnote (4) below, options become exercisable in three annual installments with 25% becoming exercisable on each of the first and second anniversaries of the grant date and 50% on the third anniversary, subject to earlier vesting upon a change of control. A "change of control" occurs if any person acquires 20% or more of the outstanding shares of Common Stock, the stockholders approve a merger, consolidation, liquidation or sale of all or substantially all of the assets of the Company, a cash offer for 50% or more of the outstanding shares of the Common Stock is commenced, or two or more directors are elected to the Board of Directors without approval of incumbent Board members.

(2) Assumes that the stock price on the grant date ($41.125 on January 6, 1998) has grown, as indicated, at (a) 5% per annum over the term of the option to $66.99, or (b) at 10% per annum over the term of the option to $106.67.

(3) During fiscal 1997, the Company granted to 696 employees options to purchase an aggregate of 967,325 shares. All grants were made at exercise prices equal to the market price on the grant date.

(4) Includes options covering 10,000 shares which vest only if Mr. Charron is employed full-time as Chairman of the Board ("Chairman") and Chief Executive Officer of the Company on December 28, 2002 (unless his employment is terminated before such time by reason of death, disability or a change of control).

AGGREGATED OPTION EXERCISES IN FISCAL 1997
AND FISCAL YEAR-END OPTION VALUE TABLE

     The following table provides information concerning all exercises of stock options during fiscal 1997 by the Named Executive Officers and the fiscal year-end value of unexercised options on an aggregated basis. The Company has not granted any stock appreciation rights.

                                                         NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                        UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS
                             SHARES                       OPTIONS AT 1/3/98                   AT 1/3/98(1)
                            ACQUIRED      VALUE     ------------------------------   ------------------------------
          NAME             ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE(2)   EXERCISABLE   UNEXERCISABLE(2)
          ----             -----------   --------   -----------   ----------------   -----------   ----------------
Paul R. Charron..........      --           --        49,997          135,003        $1,134,631        $906,620
-------------------------------------------------------------------------------------------------------------------
Denise V. Seegal.........      --           --         5,000           48,900                 0        $ 99,188
-------------------------------------------------------------------------------------------------------------------
Samuel M. Miller.........      --           --        28,207           75,893        $  605,323        $213,414
-------------------------------------------------------------------------------------------------------------------
John R. Thompson.........      --           --         6,750           26,550        $  160,719        $266,719
-------------------------------------------------------------------------------------------------------------------
Robert J. Zane...........      --           --         4,218           19,082        $   81,609        $136,219
-------------------------------------------------------------------------------------------------------------------

---------------
(1) Options are "in-the-money" as of January 3, 1998 to the extent that the market price of the Common Stock (based on the closing price of the Common Stock on January 2, 1998) exceeded the exercise price of such options.

(2) Includes grants made on January 6, 1998.

EMPLOYMENT ARRANGEMENTS

     EMPLOYMENT AGREEMENT WITH PAUL R. CHARRON. The Company has an employment agreement with Paul R. Charron, which expires on April 30, 1998, with automatic one year renewal terms. Such agreement was amended with effect from Mr. Charron's election to the additional position of Chairman in May 1996 to provide for a minimum annual base salary of $1,000,000, an annual target bonus commencing in the 1997 fiscal year equal to 75% of base salary, and the annual grant of options covering 50,000 shares of Common Stock, 10,000 of which are subject to a special vesting condition. See "Option Grants Table for Fiscal 1997." The agreement also provides that if his employment is terminated either by the Company other than for cause or by him for certain specified reasons, Mr. Charron shall receive a severance payment of $1,750,000; provided that in the event Mr. Charron terminates his employment after a change of control (as defined in his agreement), such severance payment shall be $2,250,000.

     As part of the 1996 amendments to his employment agreement, the Company established an unfunded deferred compensation plan (the "UDCP"). Under the UDCP, the Company has established two unfunded bookkeeping accounts: a Retirement Income Account and a Deferred Salary Account. Upon cessation for any reason of Mr. Charron's full-time employment as Chairman and Chief Executive Officer, he (or his beneficiary) will be entitled to receive the amount credited to the Deferred Salary Account (which is fully vested at all times), plus the amount credited to the Retirement Income Account to the extent vested, plus, in each case, imputed earnings thereon.

     As of December 31, 1995 (the first day of the Company's 1996 fiscal year) and as of the first day of each of the subsequent five fiscal years, the Retirement Income Account is credited with an amount equal to 15% of the sum of Mr. Charron's base salary for such fiscal year and his cash bonus (if any) for the immediately preceding fiscal year. The Retirement Income Account becomes fully vested on December 28, 2002, provided Mr. Charron is then employed full-time as Chairman and Chief Executive Officer of the Company; vesting is accelerated upon death, disability or termination in connection with a change of control (as defined in the UDCP). As of December 29, 1996 (the first day of the Company's 1997 fiscal year) and as of the first day of each subsequent fiscal year, the Deferred Salary Account is credited with an amount equal to the portion of Mr. Charron's base salary for such fiscal year that exceeds $1 million (and is therefore deferred pursuant to his employment agreement). As of December 28, 1996 (the last day of the Company's 1996 fiscal year) and as of the last day of each subsequent fiscal year, each of the Retirement Income and Deferred Salary Accounts is credited with an amount equal to the balance standing credited thereto on the first day of such fiscal year multiplied by an imputed earnings rate. For the 1996-2001 fiscal years, the imputed earnings rate is the greater of (i) the Company's after-tax rate of return on average capital (as defined in the UDCP) for such fiscal year and (ii) the Federal mid-term rate at the first day of such year. After the 2001 fiscal year, or earlier if Mr. Charron's employment terminates prior to December 30, 2001, the imputed earnings will be the Federal mid-term rate at the first day of the fiscal year.

     EMPLOYMENT AGREEMENT WITH DENISE V. SEEGAL. The Company entered into an employment agreement with Denise V. Seegal, the Company's President, in September 1996. Such agreement expires on September 30, 1999 and provides for a minimum base salary of $680,000, plus bonus. As provided in such employment agreement, the Company paid Ms. Seegal a bonus of $680,000 for fiscal 1996, and issued to Ms. Seegal (i) 5,000 unrestricted shares of Common Stock, (ii) 10,000 restricted shares of Common Stock (which vest on the last day of the Company's 1997 and 1998 fiscal years at the rate of 5,000 shares per year) and (iii) options covering 20,000 shares of Common Stock. The agreement also provides that if her employment is terminated either by the Company other than for cause or by her for certain specified reasons, Ms. Seegal will be entitled to continue to receive her base salary under such agreement through August 30, 1999, but not less than $1 million.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's Compensation Committee is composed of three Directors who meet the test for independence under the Company's stockholder-approved Section 162(m) Cash Bonus Plan (the "Section 162(m) Plan"). The Committee (i) determines the salaries for the Chairman/Chief Executive Officer ("CEO") and the President,
(ii) administers the section 162(m) Plan, including the determination of bonuses for participants thereunder, (iii) approves the general policies applicable to salaries and bonuses for the other executive officers and reviews and acts on bonuses for those officers, (iv) makes all award decisions regarding equity-based compensation to executive officers and other employees under the Company's stockholder-approved 1992 Stock Incentive Plan, as amended (the "1992 Plan"), and (v) makes recommendations to the full Board and senior management with respect to the adoption and administration of Company compensation programs.

     OVERVIEW. During 1995, the Committee, assisted by an executive compensation consulting firm, performed a wide ranging review of Company compensation programs which culminated in the Board's adoption of a new executive compensation program (the "Program") effective for fiscal years commencing with 1995. During 1997, the Committee sought to continue the "pay for performance" approach inherent in the Program, while providing Company executives with a highly competitive total compensation opportunity through a balancing of rewards based on short-term performance (measured by annual business unit and corporate results) with rewards based on long-term performance (measured principally by stock price appreciation over time).

     The Program components are base salary, an annual incentive bonus, and long-term incentives encompassing stock option grants and restricted stock grants to certain executives. Base pay is generally set within a range comparable to the competitive median, while the annual incentive bonus (if targets are achieved) and long-term incentive components provide performance-based opportunities which may result in rewards significantly higher than the competitive median.

     The annual incentive cash bonus plan applies to all salaried employees (except participants in the Section 162(m) Plan) and emphasizes the annual achievement of objectively measurable goals. Quantitatively measurable performance targets which attempt to best measure the implementation of each business unit's critical business strategies are set annually. For executives in corporate departments which serve a number of operating divisions, a majority of the annual bonus amount is determined by the performance of the operating divisions served and overall corporate performance. The long-term performance component of the Program rewards executives for the collective success of all business units, as measured by stock price appreciation, using both an absolute standard (i.e., increase in the Company's share price, rewarded through stock options) and a relative-to-industry peer group performance standard (i.e., through Career Shares and the new Transformation Shares described below).

1997 COMPENSATION

     CASH COMPENSATION. Salary. Salary adjustments are typically made annually, under the same increase guideline that applies to all salaried employees. The guideline for 1997 was 3.5%; this level has been adopted for 1998 as well.

     Incentive Cash Bonuses. Section 162(m) Plan. Mr. Charron and Ms. Seegal were the sole participants in the Section 162(m) Plan in 1997. As required pursuant to the Internal Revenue Code (the "Code") and the Section 162(m) Plan, the Committee establishes, in advance, quantitatively measurable objective performance goals for each participant and the maximum bonus potentially payable under the Plan to such participant. For fiscal 1997, the Committee established under the Plan two objective earnings-based goals, relating to earnings per share and return on invested operating capital employed in operations. The Committee also set in advance the maximum bonus payable based on the Company's levels of achievement as against these goals. In addition, the Committee established a number of individual goals; to the extent that the Committee determined that such individual goals were not fully achieved, the maximum bonus otherwise determined under the objective Plan formula could be reduced in the discretion of the Committee. (The Committee further retains absolute discretion to reduce the actual bonuses paid below such maximum levels to the extent that it considers appropriate.)

     The terms of the Section 162(m) Plan provide that the maximum bonus payable to any Plan participant in respect of any fiscal year shall not exceed $1.5 million. Although the Committee intends to continue to structure the compensation arrangements for executive officers in a manner that will generally avoid the deduction limitation imposed by Section 162(m) of the Code, the Committee and the Board continue to strongly believe that it is important and necessary that the Committee retain the right, in the exercise of its business judgment, to provide arrangements from time to time that may not qualify under
Section 162(m) if such arrangements are, in the Committee's view, in the best interests of the Company and its stockholders, and the Committee has expressly retained that right. The Committee has designated Mr. Charron and Ms. Seegal as the only participants in the Plan for fiscal 1998.

     Cash Incentive Bonus Plan. Under the cash incentive bonus plan, all other salaried employees, including the three participating Named Executive Officers, were eligible to receive a bonus for 1997 based upon (i) where applicable, the achievement of targeted levels of divisional direct operating profit and/or departmental performance considerations; and (ii) a combination of growth in earnings per share and return on invested operating capital as measured against pre-established targets. Business unit performance against target during 1997 resulted in payouts under the divisional component of the bonus program ranging from 10% to 200% of divisional target bonus amounts.

     1997 Cash Bonus Awards.  The 1997 bonus awards to Ms. Seegal (under the
Section 162(m) Plan) and to the three other Named Executive Officers (under the cash incentive bonus plan) were based upon corporate, departmental and divisional achievement against goals, and reflect the Committee's assessment of the level and quality of individual business initiatives and achievements (taking into account the evaluations of the CEO).

     SHARE COMPENSATION. The Company provides equity-based compensation to its executives under its stock option program and under restricted share programs, administered by the Committee under the 1992 Plan.

     Career Shares. Through January 1996, the Company awarded an aggregate of 459,500 shares of restricted stock to a group of 21 senior Company executives under its "Career Share" program, adopted in 1995. The near-term incentive value of Career Shares derived in large part from the Company's ability to produce stockholder returns in excess of those of an industry peer group ("Career Share Peer Group") comprised of 31 public company competitors selected by the Committee in 1995 from within the apparel, retail and related fields (see "Performance Graph" below). The Career Shares were to vest on December 20, 2004, subject to accelerated vesting in the event certain performance targets were reached. In light of the fact that the Company's total stockholder return (share price appreciation plus reinvestment of any dividends; "TSR") for the initial three-year performance period ranked above the 75th percentile of the Career Share

Peer Group companies, all outstanding Career Shares vested on February 24, 1998. Vested Career Shares may not be sold or transferred (other than to pay related taxes) unless the participant continues to own, directly or indirectly, Company shares having a value at least equal to annual base salary.

     Transformation Shares. During 1997, in light of the anticipated performance-related accelerated vesting of the Career Shares, the Committee adopted a new restricted share ("Transformation Shares") program. This program, which is modeled on the Career Share program, is administered by the Committee under the 1992 Plan. In making the first award of Transformation Shares, the Company awarded on January 6, 1998, subject to the full vesting of the Career Shares, an aggregate of 341,350 shares of restricted stock to an aggregate of 118 Company executives. The scope of the participant group and the size of the individual grants was recommended by the CEO, based on guidelines derived from market data, and approved by the Committee. As was the case with Career Shares, the near-term incentive value of Transformation Shares derives in large part from the Company's ability to produce stockholder returns in excess of those of an industry peer group. The Committee has selected 38 public company competitors from within the apparel, retail and related fields (see "Performance Graph" below) as the peer group for the Transformation Share program ("Peer Group"). Transformation Shares, which are subject to restrictions on transfer and the risk of forfeiture until earned by continued service, will not vest until July 6, 2007, unless certain performance targets, which accelerate vesting, are reached. Thus, Transformation Shares may vest at the end of any three-year performance period ending on the third, sixth, or ninth anniversaries of the start of the initial performance period if the Company's TSR for the prior three-year performance period ranks at or above the 50th percentile of the TSR of the companies comprising the Peer Group, as follows: at the 50th percentile:
50% vesting; at or above the 75th percentile: full vesting; between the 50th and 75th percentiles: proportional vesting. If the Company's TSR does not attain the 50th percentile, the Transformation Shares remain unvested and a new three-year performance period begins. Executives receiving 5,000 or more Transformation Shares (an aggregate of 23 Company executives) may not sell or otherwise transfer (other than to pay related taxes) vested Transformation Shares unless they continue to own, directly or indirectly, Company shares having a value at least equal to annual base salary; all other Transformation Share recipients (who received between 500 and 2,000 Transformation Shares) are expected to accumulate a lesser, yet significant, equity ownership position in Company shares. Transformation Share vesting will be accelerated upon a change of control that results in Company shares no longer being quoted on an established market.

     Stock Options. The Company has a long-standing policy of granting stock options to a substantial number of employees as a way of establishing a long-term incentive compensation component that emphasizes the importance of increasing stockholder value. In January 1998, concurrent with the annual grant to employees, the Committee granted options to all executive officers at an exercise price equal to the market price on the grant date. See "Option Grants Table for Fiscal 1997" above. These options vest at the rate of 25% on each of the first and second anniversaries of the grant date with the remaining 50% vesting on the third anniversary, and carry a 10-year term. Individual grants (other than for the CEO) are recommended by the CEO and approved by the Committee.

     CEO COMPENSATION. Mr. Charron's salary is set pursuant to the Company's multi-year arrangement with him described under "Employment
Arrangements -- Employment Agreement with Paul R. Charron" above. Other elements of these compensation arrangements retain the structure of annual and long-term incentives which may result in rewards significantly higher than the competitive median. Of particular significance to the Committee are the long-term performance-based elements built into the stock option and deferred income components. Moreover, Mr. Charron's realization of many of the benefits under his arrangements are contingent on his continuing to serve as Chairman and CEO of the Company, at the pleasure of the Board, through the end of fiscal 2002.

     The 1997 corporate earnings per share and return on invested operating capital performance targets set under the Section 162(m) Plan were exceeded by a significant margin. Moreover, the Committee determined that Mr. Charron had fulfilled his individual goals (which included the continuing development and implementation of marketing initiatives and sourcing strategies, continued upgrading of management capabilities and structure, continued progress on reengineering initiatives, launching a Year 2000 systems upgrade project, and widening the scope of business development activities) set under the Plan. Accordingly, the Committee awarded Mr. Charron the maximum cash bonus permitted under its predetermined
Section 162(m) Plan formula, equal to $1.1865 million. In light of his outstanding performance and leadership in 1997, and in order to provide him with strong future incentives, the Committee awarded Mr. Charron 72,000 shares of restricted stock under the Transformation Share program described above and options covering 50,000 shares of Common Stock.

                                          J. JAMES GORDON (Chair)
                                          KAY KOPLOVITZ
                                          PAUL E. TIERNEY, JR.

PERFORMANCE GRAPH

     The line graph below compares the cumulative total stockholder return on the Company's Common Stock over a 5-year period with the return on (i) the Standard & Poor's 500 Stock Index ("S&P 500 Index"); (ii) an index comprised of the Company and the following 31 competitors comprising the Career Share peer group (the "Career Share Peer Group"): AnnTaylor Stores Corporation; Benetton Group; Bernard Chaus, Inc.; Charming Shoppes, Inc.; Chic by H.I.S., Inc.; Cintas Corporation; Cygne Designs, Inc.; Farah Incorporated; Fruit of the Loom, Inc.; The Gap, Inc.; Haggar Corp.; Hartmarx Corporation; Jones Apparel Group, Inc.; Kellwood Company; The Limited, Inc.; The Neiman-Marcus Group, Inc.; Nordstrom, Inc.; Oshkosh B'Gosh, Inc.; Oxford Industries, Inc.; Petrie Stores Corporation; Phillips-Van Heusen Corporation; Russell Corporation; Salant Corporation; Spiegel, Inc.; Starter Corporation; The Talbots, Inc.; Tommy Hilfiger Corporation; Tultex Corporation; VF Corporation; The Warnaco Group, Inc.; and Woolworth Corporation; and (iii) an index comprised of the Company and the following 38 competitors comprising the Transformation Share peer group (the "Peer Group"): AnnTaylor Stores Corporation; Authentic Fitness Corporation; Benetton Group; Chic by H.I.S., Inc.; Cintas Corporation; Cyrk, Inc.; Donna Karan International, Inc.; Donnkenny, Inc.; Farah Incorporated; Fruit of the Loom, Inc., The Gap, Inc.; Gucci Group N.V.; Guess, Inc.; The Gymboree Corporation; Haggar Corp; Hartmarx Corporation; Jones Apparel Group, Inc.; Kellwood Company; The Limited, Inc.; Nautica Enterprises, Inc.; The North Face, Inc.; Norton McNaughton, Inc.; Oshkosh B'Gosh, Inc.; Oxford Industries, Inc.; Phillips Van-Heusen Corporation; Polo Ralph Lauren Corporation; Quiksilver, Inc.; Russell Corporation; Salant Corporation; Starter Corporation; St. John Knits, Inc.; The Talbots, Inc.; Tarrant Apparel Group; Tommy Hilfiger Corporation; Tultex Corporation; Unitog Company; VF Corporation; and The Warnaco Group, Inc.

     In connection with the grants of restricted shares made in January 1998 under the Company's new Transformation Share program (see the Compensation Committee Report above), the Compensation Committee of the Board reviewed the composition of the comparator group to be used for purposes of such program. As a result of this review, the Committee determined to make certain adjustments in the peer group companies (as set forth above) to better reflect current competitive conditions. For the purpose of making the transition from the Career Share Peer Group to the Peer Group, both are included in this year's performance graph.

     In accordance with SEC disclosure rules, the measurements are indexed to a value of $100 at December 26, 1992 (the last trading day before the beginning of the Company's 1993 fiscal year) and assume that all dividends were reinvested.

                                   LIZ                              CAREER
     Measurement Period         CLAIBORNE         S&P 500         SHARE PEER
   (Fiscal Year Covered)           INC             INDEX            GROUP          PEER GROUP
1992                              100.00           100.00           100.00           100.00
1993                               55.22           110.08            89.23            86.81
1994                               42.33           111.53            79.32            82.91
1995                               70.00           153.45            83.57            93.08
1996                               99.55           188.68           105.45           119.49
1997                              108.85           251.63           134.93           144.49

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information concerning any person who, to the knowledge of the Company, beneficially owns, as of March 16, 1998, more than 5% of the outstanding shares of the Company's Common Stock.

                                                                                  PERCENTAGE OF
                                                          AMOUNT AND NATURE OF     OUTSTANDING
          NAME AND ADDRESS OF BENEFICIAL OWNER            BENEFICIAL OWNERSHIP    COMMON STOCK
          ------------------------------------            --------------------    -------------
FMR Corp................................................       8,408,406(1)          12.74%
Edward C. Johnson, 3rd
Abigail P. Johnson
Fidelity Management & Research Company
82 Devonshire Street
Boston, MA 02109
Amvescap PLC............................................       3,879,700(2)           5.88%
11 Devonshire Square
London EC2M 4YR
England

---------------
(1) Based upon information as of December 31, 1997 contained in an Amendment to
    Schedule 13G, dated February 14, 1998, filed with the SEC by FMR Corp. ("FMR"), Edward C. Johnson 3rd, Abigail P. Johnson, and Fidelity Management & Research Company ("Fidelity"). According to the Schedule 13G, Mr. Johnson is Chairman of FMR and owns 12% of the outstanding voting stock of FMR. Ms. Johnson is a Director of FMR and owns 24.5% of the outstanding voting stock of FMR. The Johnson family group and trusts for the benefit of Johnson family members, through their ownership of voting common stock and the execution of a shareholder's voting agreement, may form a controlling group with respect to FMR. According to the Schedule 13G, the shares of Common Stock listed include (i) 7,941,378 shares beneficially owned by Fidelity, a wholly owned subsidiary of FMR and a registered investment advisor, as a result of acting as investment advisor to several registered investment companies and a subadviser to Fidelity American Special Situations Trust, a unit trust established and authorized by the Department of Trade and Industry under the laws of England ("FASST") (which holds 9,200 of the shares beneficially owned by Fidelity); (ii) 370,728 shares beneficially owned by Fidelity Management Trust Company, a wholly owned subsidiary of FMR ("FMT"), as a result of FMT serving as investment manager for certain institutional accounts (which includes the 9,200 shares held by FASST); and
    (iii) 105,500 shares beneficially owned by Fidelity International Limited, a Bermudian joint stock company which acts as an investment advisor to various investment companies and institutional investors ("FIL") (which includes the 9,200 shares held by FASST). According to the Schedule 13G, Mr. Johnson and FMR each has sole power to dispose of the shares beneficially owned by Fidelity (other than the shares held by FASST), and FIL, FMR (through its control of Fidelity) and FASST each has sole power to vote and dispose of the 9,200 shares held by FASST. Neither FMR nor Mr. Johnson has the sole power to vote or direct the voting of the shares beneficially owned by Fidelity, which power resides with the funds' Board of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds' Board of Trustees. Mr. Johnson and FMR, through its control of FMT, each has sole dispositive power over the shares beneficially owned by FMT, and sole power to vote or to direct the voting of 212,828 of such shares and no power to vote or to direct the voting of 157,900 of such shares. According to the Schedule 13G, FIL operates as an entity independent of FMR and Fidelity. A partnership controlled by Mr. Johnson and members of his family own 39.89% of the voting rights of FIL. Mr. Johnson is the Chairman of FIL. According to the Schedule 13G, investment decisions of FIL are made independently of FMR, and FMR and FIL claim that they are not acting as a "group" for purposes of Section 13(d) under the Securities Exchange Act of 1934, as amended, and that the shares held by FIL were included in the Schedule 13G on a voluntary basis. FIL has sole power to vote and dispose of the shares of Common Stock beneficially owned by it.

(2) Based upon information as of December 31, 1997 contained in an Amendment to
    Schedule 13G dated February 9, 1998 filed with the SEC by Amvescap PLC (formerly Invesco PLC), a parent holding company ("Amvescap"), and certain of its subsidiaries. According to the amended Schedule 13G, Amvescap, a company organized under the laws of England, has shared voting and dispositive power with respect to the shares which are held on behalf of persons (none of whom holds in excess of 5% of the Company's Common Stock) who have the right to receive dividends from, or the proceeds from the sale of, such securities.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of March 16, 1998, the number of shares of Common Stock (the Company's only voting security) beneficially owned by each Director, each of the Named Executive Officers, and by all executive officers and Directors of the Company as a group. These shares represent in the aggregate less than one percent of the outstanding shares of Common Stock as of such date.

                                                               AMOUNT AND NATURE OF
                  NAME OF BENEFICIAL OWNER                    BENEFICIAL OWNERSHIP(1)
                  ------------------------                    -----------------------
Paul R. Charron(2)..........................................          257,681
Lee Abraham(3)(4)...........................................            5,835
Bernard W. Aronson(5).......................................              375
Eileen H. Bedell(4).........................................            1,226
Ann M. Fudge(4).............................................            2,820
J. James Gordon(4)(5).......................................            3,125
Kenneth P. Kopelman(4)......................................            1,200
Kay Koplovitz(4)(5).........................................            2,855
Paul E. Tierney, Jr.(4)(5)..................................           16,586
Denise V. Seegal(6).........................................           50,871
Samuel M. Miller(7).........................................           51,528
John R. Thompson(8).........................................           30,362
Robert J. Zane(9)...........................................           26,426
All executive officers and Directors as a group (14
  persons)(10)..............................................          486,426

---------------
 (1) Except as otherwise indicated below, the persons listed have advised the Company that they have sole voting power and sole investment power with respect to the securities indicated as owned by them.

 (2) Includes (a) 19,100 shares held in a grantor annuity trust over which Mr. Charron's wife serves as sole trustee and 30,001 restricted shares issued pursuant to Mr. Charron's employment agreement under the 1992 Plan, which vest on January 2, 1999, (b) 71,665 shares issuable upon the exercise of currently exercisable stock options ("Exercisable Options") under the Company's stock option plans and (c) 72,000 restricted Transformation Shares.

 (3) Includes 220 shares owned by Mr. Abraham's wife, as to which shares he disclaims beneficial ownership and as to which he does not have voting or investment power.

 (4) Includes 500 shares issuable upon the exercise of Exercisable Options under the Outside Director Plan.

 (5) Represents shares awarded under the Outside Director Plan, receipt of which has been deferred under such Plan as follows: Mr. Aronson: 375 shares; Mr.
     Gordon: 537 shares; Ms. Koplovitz: 726 shares; and Mr. Tierney: 726 shares.

 (6) Includes (a) 5,000 restricted shares issued pursuant to Ms. Seegal's employment agreement under the 1992 Plan, which vest on January 2, 1999,
     (b) 8,750 shares issuable upon the exercise of Exercisable Options, and (c) 29,500 restricted Transformation Shares.

 (7) Includes 32,082 shares issuable upon the exercise of Exercisable Options and 12,500 restricted Transformation Shares.

 (8) Includes 10,500 shares issuable upon the exercise of Exercisable Options and 12,500 restricted Transformation Shares.

 (9) Includes 6,093 shares issuable upon the exercise of Exercisable Options and 12,500 restricted Transformation Shares.

(10) Includes 153,526 shares issuable upon the exercise of Exercisable Options, 183,501 restricted shares issued under the 1992 Plan, 198 shares held under the Company's Savings Plan, and other shares indicated as included in the foregoing footnotes.

       PROPOSAL 2 -- APPROVAL OF AN AMENDMENT TO THE LIZ CLAIBORNE, INC.
                           1992 STOCK INCENTIVE PLAN

     In 1992, the Company's Board of Directors adopted and the stockholders approved the Liz Claiborne, Inc. 1992 Stock Incentive Plan (the "1992 Plan") to provide officers and other employees of the Company an incentive to enter into and remain in the service of the Company, to enhance the long-term performance of the Company and to acquire a proprietary interest in the success of the Company.

     On March 12, 1998, the Board of Directors adopted, subject to and effective upon stockholder approval, an amendment to the 1992 Plan (the "Amendment") to limit the maximum number of shares of Common Stock with respect to which stock options and stock appreciation rights ("SARs") may be granted to any individual in any calendar year to 200,000 shares. This maximum grant provision is intended to allow the Company to deduct compensation recognized by grantees covered by
Section 162(m) of the Code upon the exercise of options and SARs granted under the 1992 Plan. Section 162(m) generally limits deductions for compensation in excess of $1 million for the most highly paid executive officers of public corporations. In order for compensation recognized upon the exercise of an option or SAR to qualify as "performance-based compensation," which is excluded from the Section 162(m) deduction limit, the 1992 Plan must specify a maximum number of shares that can be awarded to any individual. The Amendment so provides, and also adds a requirement that the Compensation Committee will be made up of "outside directors" so as to comply with Section 162(m). The Company has never issued any SARs under the 1992 Plan. This description of the Amendment is qualified by reference to the text of the Amendment, which is set forth in the attached Exhibit A.

GENERAL

     The 1992 Plan provided initially for the issuance of up to 2,500,000 authorized and unissued shares of Common Stock, treasury shares or shares acquired by the Company for purposes of the Plan. The Plan authorizes the Board of Directors, in its discretion, to increase that number as of January 1, 1994 and each January 1 thereafter by up to 1% of the number of shares of Common Stock outstanding at each such date; the Board has exercised such discretion each year since 1994. Any amount of a permitted increase not implemented in one year may in the Board's discretion be implemented in a subsequent year. Under certain circumstances, shares subject to an award that remain unissued upon termination of the award will become available for additional awards under the 1992 Plan. In the event of a stock dividend, stock split, recapitalization or the like, the Compensation Committee of the Board of Directors (the "Committee") will equitably adjust the aggregate number of shares subject to the 1992 Plan, the number of shares that may be awarded to any individual in any year, the number of shares subject to each outstanding award, and the exercise prices of outstanding options.

     Awards under the 1992 Plan may be made in the form of (i) incentive stock options, (ii) non-qualified stock options (incentive and non-qualified stock options are collectively referred to as "options"), (iii) SARs, (iv) dividend equivalent rights, (v) restricted stock, (vi) unrestricted stock and (vii) performance shares. No more than 2,500,000 shares of Common Stock shall be issued pursuant to incentive stock options.

     Awards may be made under the 1992 Plan to such officers and executive, managerial, professional or administrative employees of the Company and its subsidiaries (including employees who are Directors), and to such consultants to the Company and employees of joint ventures in which the Company participates, as the Committee shall in its discretion select (collectively "key persons"). Stock options under the 1992 Plan were granted in respect of fiscal 1997 to an aggregate of 696 Company employees; the group of individuals eligible for grants in future years may be larger or smaller. No award or right granted under the 1992 Plan may be assigned or transferred other than upon the grantee's death. All such rights are exercisable during the grantee's life only by the grantee.

ADMINISTRATION

     The 1992 Plan is administered by the Committee, which must be composed of not less than two Directors. The Committee, which also administers the Company's 1984 option plan (which expired in 1994, subject to options remaining outstanding thereunder), is authorized to construe, interpret and implement the provisions of the 1992 Plan, to select the key persons to whom awards will be granted, and to determine the number of shares of Common Stock covered by such awards and the other terms and provisions of such awards. The determinations of the Committee are made in its sole discretion and are conclusive. The Committee presently consists of Messrs. Gordon (Chair) and Tierney and Ms. Koplovitz.

GRANTS UNDER THE 1992 PLAN

     Stock Options. Stock options granted under the 1992 Plan are exercisable during the period fixed by the Committee for each option, provided that no option shall be exercisable less than one year after the date of grant except as expressly provided in the 1992 Plan, and no incentive stock option shall be exercisable more than ten years after the date of grant. The purchase price per share payable upon the exercise of an option under the 1992 Plan (the "option exercise price") shall be established by the Committee, provided that the option exercise price of an incentive stock option shall be an amount not less than 100% of the closing price of Common Stock on the date of the grant, and provided further that in no event shall the option exercise price be less than the par value of a share of Common Stock. The option exercise price is payable in cash, or, with the consent of the Committee, by surrender of Common Stock of the Company having a fair market value on the date of the exercise equal to part or all of the option exercise price.

     The Committee may provide that, in the event an optionee pays the option exercise price by surrender of shares held at least six months, an additional option will be granted for a number of shares equal to the number surrendered, with an option exercise price equal to fair market value at the date of surrender and a term equal to the remaining term of the option so exercised. To the extent permitted by law, the Committee may authorize other payment methods.

     In its discretion, the Committee may make a payment of compensation to an optionee in substitution for exercise of an option. Such a payment may not exceed the difference between the fair market value of the shares of Common Stock covered by the option and the option exercise price.

     Stock Appreciation Rights. SARs may be granted in connection with all or any part of, or independently of, any option granted under the 1992 Plan. Generally, no SAR shall be exercisable less than one year after the date of the grant nor at a time when any option to which it relates is not exercisable. The grantee of a SAR shall have the right to surrender the SAR and to receive therefor from the Company an amount equal to the aggregate appreciation (since the date of the grant or over the option exercise price if the SAR is granted in connection with an option) in the shares of Common Stock in respect of which such SAR is being exercised. Payment due upon exercise of a SAR may be in cash, in Common Stock, or partly in cash and partly in Common Stock, as determined by the Committee in its discretion.

     Restricted and Unrestricted Stock. The Committee may grant or sell restricted shares of Common Stock to such key persons, in such amounts, and subject to such terms and conditions (which may depend upon or be related to performance goals and other conditions) as the Committee shall determine in its discretion. Restricted stock awards may be made independently of or in connection with any other award under the 1992 Plan. Any certificates for the shares of Common Stock covered by the award shall remain in the possession of the Company until such shares are free of any restrictions. Subject to the applicable restrictions, the grantee shall have the rights of a stockholder with respect to the restricted stock; however, the Committee in its discretion may require that any dividends paid on such shares be held in escrow until all restrictions have lapsed.

     The Committee may grant or sell shares of Common Stock free of restrictions under the 1992 Plan to such key persons, in such amounts, and subject to such terms, as the Committee may determine in its discretion. Shares may be granted or sold in respect of past services or other valid consideration.

     Performance Shares. The Committee may grant performance share awards to such key persons, in such amounts, and subject to such terms and conditions, as the Committee shall in its discretion determine. The grantee of such an award shall be entitled to receive shares of Common Stock or the cash value thereof, in the

Committee's discretion, if specified performance goals are met. The grantee of a performance share award will have the rights of a stockholder only as to those shares for which a certificate has been issued.

     Dividend Equivalent Rights. The Committee may, in its discretion, include in any plan agreement with respect to an option, SAR or performance shares, a dividend equivalent right entitling the grantee to receive amounts equal to the ordinary dividends that would be paid, during the time such award is outstanding and unexercised, on the shares of Common Stock covered by such award if such shares were then outstanding. In the event such a provision is included in a plan agreement, the Committee shall determine whether such payments shall be made in cash or in shares of Common Stock, whether they shall be conditioned upon the exercise of the award to which they relate, the time at which they shall be made, and such other terms and conditions as the Committee shall deem appropriate.

TERMINATION OF EMPLOYMENT

     Options and Stock Appreciation Rights. The 1992 Plan provides that unless the Committee otherwise specifies: (i) all options and SARs not yet exercised shall terminate upon termination of the grantee's employment or service by reason of discharge for cause or resignation without the Company's prior consent; (ii) if a grantee's employment or service terminates for reasons other than cause, resignation without consent, or death, the grantee's options and/or SARs generally will be exercisable for 90 days after termination to the extent exercisable on the date of termination, but not after the expiration date of the award; and (iii) if a grantee dies while in the Company's employ or service or during the 90 day period provided in clause (ii) above, such grantee's options and/or SARs will, to the extent exercisable on the date of death, generally be exercisable by the grantee's executor, administrator or personal representative for one year after the date of death, but not after the expiration date of the award. The Committee has exercised its discretion to authorize a three-year post-termination exercise period in the case of a grantee's approved retirement.

     Restricted Stock. If a grantee's employment or service terminates for any reason, the Company shall have the right to require forfeiture of restricted shares in exchange for any amount paid by the grantee for such shares. The Company shall also have the right to require the return of all dividends paid on such shares, whether by termination of any escrow arrangement under which such dividends are held or otherwise.

     Performance Shares. Except as otherwise determined by the Committee, rights under a performance share award will terminate upon a grantee's termination of employment or service for any reason (including death).

MISCELLANEOUS FEATURES OF THE 1992 PLAN

     Unless sooner terminated by the Board of Directors, the provisions of the 1992 Plan respecting the grant of incentive stock options shall terminate on the tenth anniversary of the adoption of the 1992 Plan by the Board. All awards made under the 1992 Plan prior to its termination shall remain in effect until such awards have been satisfied or terminated. The Board of Directors may, without stockholder approval, suspend, discontinue, revise or amend the 1992 Plan at any time or from time to time; provided, however, that stockholder approval will be obtained for any amendment to the extent necessary to comply with Section 422 of the Code (relating to the grant of incentive stock options) and other applicable law.

     In the event that (i) any "person," including a "group," as such terms are defined under the Securities Exchange Act of 1934, acquires 20% or more of the outstanding shares of Common Stock, (ii) the stockholders approve a merger or consolidation, liquidation, or sale of substantially all assets of the Company,
(iii) a cash offer for 50% or more of the outstanding shares of the Common Stock is commenced, or (iv) there is a change in the membership of the Board of Directors without approval of incumbent Board members, then any option or SAR outstanding for at least one year shall become fully vested and immediately exercisable, and the Committee may, in its discretion, amend any outstanding award, including by amendments that advance the dates upon which any or all restricted stock awards become free from restriction or any or all outstanding performance share awards become payable, or that advance the dates upon which any or all outstanding awards of any type shall terminate.

FEDERAL INCOME TAX CONSEQUENCES OF 1992 PLAN AWARDS

     The following brief description of the tax consequences of awards under the 1992 Plan is based on present Federal tax laws, and does not purport to be a complete description of the Federal tax consequences of the 1992 Plan.

     There are generally no Federal tax consequences either to the optionee or to the Company upon the grant of an option. On exercise of an incentive stock option, the optionee will not recognize any income, and the Company will not be entitled to a deduction for tax purposes, although such exercise may give rise to liability for the optionee under the alternative minimum tax provisions of the Code. Generally, if the optionee disposes of shares acquired upon exercise of an incentive stock option within two years of the date of grant or one year of the date of exercise, the optionee will recognize compensation income, and the Company will be entitled to a deduction for tax purposes, in the amount of the excess of the fair market value of the shares of Common Stock on the date of exercise over the option exercise price (or the gain on sale, if less). Otherwise, the Company will not be entitled to any deduction for tax purposes upon disposition of such shares, and the entire gain for the optionee will be treated as a capital gain. On exercise of a non-qualified stock option, the amount by which the fair market value of the Common Stock on the date of exercise exceeds the option exercise price will generally be taxable to the optionee as compensation income, and will generally be deductible for tax purposes by the Company. The disposition of shares of Common Stock acquired upon exercise of a non-qualified stock option will generally result in a capital gain or loss for the optionee, but will have no tax consequences for the Company.

     The grant of a SAR or performance share award will not result in income for the grantee or in a tax deduction for the Company. Upon the settlement of such a right or award, the grantee will recognize ordinary income equal to the fair market value of any shares of Common Stock and/or any cash received, and the Company will be entitled to a tax deduction in the same amount. An award of restricted shares of Common Stock will not result in income for the grantee or in a tax deduction for the Company until such time as the shares are no longer subject to forfeiture unless the grantee elects otherwise. At that time, the grantee generally will recognize ordinary income equal to the fair market value of the shares less any amount paid for them, and the Company will be entitled to a tax deduction in the same amount. Dividends paid on forfeitable restricted shares are treated as compensation for Federal tax purposes. A grant of unrestricted shares of Common Stock will result in income for the grantee, and a tax deduction for the Company, generally equal to the fair market value of such shares less any amount paid for them.

     As discussed above, Section 162(m) of the Code limits the deduction which the Company may take for otherwise deductible compensation payable to certain executive officers to the extent that the compensation exceeds $1 million, unless the compensation qualifies as "performance-based compensation." The Company believes that, subject to shareholder approval of the Amendment, compensation recognized upon the exercise of stock options and SARs will generally satisfy the requirements of Section 162(m). However, because other awards under the 1992 Plan will generally not meet the requirements of Section 162(m), the deduction attributable to any compensation realized under any such awards to the covered officers may be limited.

NEW PLAN BENEFITS TABLE

     As discussed above, the Committee has discretion to determine the awards, if any, to be granted to an individual under the 1992 Plan. Accordingly, future awards are not determinable. The following table shows the number of shares subject to stock options granted in respect of fiscal 1997 under the 1992 Plan. No other types of awards were granted under the 1992 Plan during or in respect of such year.

                     NAME AND POSITION                        NUMBER OF OPTIONS(1)    DOLLAR VALUE
                     -----------------                        --------------------    ------------
Paul R. Charron.............................................         50,000               (2)
Chairman of the Board and Chief Executive Officer
Denise V. Seegal............................................         18,900               (2)
President
Samuel M. Miller............................................          8,300               (2)
Senior Vice President - Finance and Chief Financial Officer
John R. Thompson............................................          8,300               (2)
Senior Vice President - Service, Systems and Reengineering
and Chief Information Officer
Robert J. Zane..............................................          8,300               (2)
Senior Vice President - Manufacturing and Sourcing
Executive Group (6 persons).................................        100,100               (2)
Non-Executive Director Group................................              0                --
Non-Executive Officer Employee Group (690 persons)..........        867,225               (2)

---------------
(1) This table includes options granted on January 6, 1998, at an exercise price of $41.125, the closing price of the Common Stock on the date of grant. This table does not include the following restricted Transformation Share awards granted as of January 6, 1998, subject to the vesting of the previously issued restricted Career Shares (see Compensation Committee Report): Mr.
    Charron: 72,000 shares; Ms. Seegal: 29,500 shares; Mr. Miller: 12,500; Mr.
    Thompson: 12,500 shares; and Mr. Zane: 12,500 shares; Executive Group (6 persons): 148,500 shares; Non-Executive Director Group: 0 shares; Non-Executive Officer Employee Group (112 persons): 192,850 shares.

(2) The dollar value of the fiscal 1997 option grants cannot be determined because the value depends on, among other factors, the Company's future stock price.

VOTING ON THE PROPOSAL

     The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting and voting thereon is required for approval of the Amendment.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT.

              PROPOSAL 3 -- APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has retained Arthur Andersen LLP, the Company's independent public accountants for the fiscal year ended January 3, 1998, as the Company's independent public accountants for the fiscal year ending January 2, 1999.

     It is expected that representatives of Arthur Andersen LLP will be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

VOTING ON PROPOSAL

     The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting and voting thereon is required for ratification of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending January 2, 1999.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF SUCH
                                  APPOINTMENT.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the 1999 annual meeting of stockholders must be received by the Company, addressed to the attention of the Company's Secretary at its principal executive offices at 1441 Broadway, New York, New York 10018, no later than December 4, 1998 in order to be included in the Company's proxy statement relating to that meeting.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons owning more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of such equity securities with the Securities and Exchange Commission and the New York Stock Exchange. To the Company's knowledge, based solely on the information furnished to the Company and written representations by such persons, all filing requirements under Section 16(a) have been complied with.

                               OTHER INFORMATION

     The Board of Directors is aware of no other matters that are to be presented to stockholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournments or postponements thereof, it is the intention of the persons named in the enclosed form of proxy to vote such proxies in accordance with their judgment on such matters.

                       MANNER AND EXPENSE OF SOLICITATION

     The cost of the solicitation of proxies in the accompanying form will be borne by the Company. In addition to solicitations by mail, the Company's officers, directors and other employees may, without additional compensation, personally solicit proxies by telephone, telegraph or similar means. The Company has engaged Innisfree M&A Incorporated, a proxy solicitation firm, to assist in soliciting proxies for a fee not to exceed $7,500, plus reimbursement of reasonable out-of-pocket expenses. The Company will, if requested, reimburse banks, brokers and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy material to their principals. Independent inspectors of election will be appointed to inspect all stockholder proxies and ballots and to tabulate quorum and voting information.

                                         By Order of the Board of Directors

                                            ROBERTA SCHUHALTER KARP
                                         Vice President - Corporate Affairs,
                                           General Counsel and Secretary

New York, New York
April 3, 1998

                                                                       EXHIBIT A

                                AMENDMENT TO THE
                 LIZ CLAIBORNE, INC. 1992 STOCK INCENTIVE PLAN

     WHEREAS, Liz Claiborne, Inc. (the "Company") has adopted the Liz Claiborne, Inc. 1992 Stock Incentive Plan (the "Plan");

     WHEREAS, Section 3.1 of the Plan provides that the Plan may be amended by the Board of Directors of the Company (the "Board");

     WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders to amend the Plan, in the manner contemplated below, subject to and effective upon the approval of the amendment by the stockholders of the Company at the 1998 Annual Meeting of Stockholders of the Company, so as to insert limitations called for under Section 162(m) of the Internal Revenue Code;

     NOW, THEREFORE, the Plan is hereby amended as follows:

     1. Section 1.2(a) of the Plan is amended by adding at the end of such Section the following:

          "To the extent required for compensation realized from awards under the Plan to be deductible by the Company pursuant to Section 162(m) of the Internal Revenue Code of 1986, the members of the Committee shall be "outside directors" within the meaning of Section 162(m)."

     2. The final sentence of Section 1.5(a) of the Plan is amended to read as follows:

          "Except for the limit with respect to stock options and stock appreciation rights set forth in Section 1.5(d) and the limit with respect to incentive stock options set forth in Section 2.2(h), no provision of this Plan shall be deemed to limit the number of shares with respect to which the Committee may make awards to any eligible person."

     3. A new Section 1.5(d) is added to the Plan to read as follows:

          "(d) Subject to adjustment as provided in Section 1.5(b), the total number of shares of Common Stock with respect to which stock options and stock appreciation rights may be granted to any one employee of the Company or a subsidiary during any one calendar year shall not exceed 200,000 shares."

                           [LIZ CLAIBORNE, INC. LOGO]

                              LIZ CLAIBORNE, INC.

       PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 14, 1998

           The undersigned hereby appoints PAUL R. CHARRON and DENISE V SEEGAL, and each of them, as proxies, with full power of substitution,
P to vote all shares of Common Stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of LIZ CLAIBORNE, INC., to be
R held at the offices of Liz Claiborne, Inc. at One Claiborne Avenue, North Bergen, New Jersey, on Thursday, May 14, 1998 at 10:00 a.m.,
O prevailing local time, and at any adjournments or postponements thereof, as set forth on the reverse side hereof.
X
             THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF LIZ
Y CLAIBORNE, INC. AND WHEN PROPERLY EXECUTED AND RETURNED WILL BE VOTED WITH RESPECT TO THE ELECTION OF DIRECTORS, THE APPROVAL OF AN AMENDMENT TO THE LIZ CLAIBORNE, INC. 1992 STOCK INCENTIVE PLAN TO INSERT LIMITATIONS CALLED FOR UNDER SECTION 162(m) OF THE INTERNAL REVENUE CODE, THE RATIFICATION OF THE APPOINTMENT OF THE COMPANY'S
         ACCOUNTANTS, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES
         UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND
         ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. TO FOLLOW THE BOARD OF DIRECTORS' RECOMMENDATIONS, SIMPLY SIGN ON THE REVERSE SIDE; NO BOX NEED BE CHECKED.


                            YOUR VOTE IS IMPORTANT.
 PLEASE SIGN, DATE AND RETURN THIS PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND
                                  THE MEETING.


                   (Please date and sign on the reverse side)
--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -



                         ANNUAL MEETING OF STOCKHOLDERS
                                 LIZ CLAIBORNE

                                  MAY 14, 1998
                                   10:00 A.M.

                             OFFICES OF THE COMPANY
                              ONE CLAIBORNE AVENUE
                            NORTH BERGEN, NEW JERSEY
                                 (201) 295-6000

                           WE INVITE YOU TO JOIN US.



                             YOUR VOTE IS IMPORTANT
                             ======================

               PLEASE COMPLETE, DATE AND SIGN YOUR PROXY CARD AND
                  PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE.

                                                               6727 PROXY, 2
IR
LIZ CLAIBORNE, INC.-- PROXY CARD
--------------------------------------------------------------------------------
/X/ PLEASE MARK YOUR                                                   3693
    VOTES AS IN THIS
    EXAMPLE.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the nominees named herein and FOR Proposals 2 and 3.
--------------------------------------------------------------------------------
           The Board of Directors recommends a vote FOR all nominees
                             and FOR Proposals 2 and 3.
--------------------------------------------------------------------------------

1.   Election           FOR     WITHHELD
     of Directors.     /  /       /  /         NOMINEES            TERM EXPIRING
                                               Eileen H. Bedell        2001
                                               Kenneth P. Kopelman     2001


FOR, except vote withheld from the following nominee(s):

---------------------------------------------------------
2. Approval of an Amendment to the 1992           FOR      AGAINST     ABSTAIN
   Liz Claiborne, Inc. 1992 Stock                /  /       /  /        /  /
   Incentive Plan to insert limitations
   called for under Section 162(m) of the
   Internal Revenue Code

3. Ratification of Arthur Andersen              /  /       /  /        /  /
   LLP as independent public
   accountants.

4. In accordance with their discretion upon such other matters as may properly come before the meeting and any adjournments or postponements thereof.
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Please sign exactly as name appears hereon.  Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. The undersigned acknowledges receipt of the accompanying Notice of Meeting and Proxy Statement for the 1998 Annual Meeting.


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SIGNATURE(S)                                               DATE



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                       DIRECTIONS TO LIZ CLAIBORNE, INC.
                            NORTH BERGEN, NEW JERSEY


DIRECTIONS FROM MANHATTAN

FROM LINCOLN TUNNEL

From Lincoln Tunnel, follow signs to Route 495. Proceed on Route 495 and follow sign to Route 3 West, Secaucus, to Secaucus Service Road (local lane). Exit at North Bergen (just after Tops' Appliance) which brings you to Paterson Plank Road. After 1st traffic light, bear right, following the sign to West Side Avenue. Take the jug handle turn around, and proceed straight through the traffic light, which will put you on West Side Avenue. Proceed on West Side Avenue for approximately 1-1/2 miles. Turn left at 1st traffic light into Liz Claiborne, Inc.

FROM THE GEORGE WASHINGTON BRIDGE

From the George Washington Bridge, take the New Jersey Turnpike South to exit 17 (Lincoln Tunnel/Secaucus) (then follow directions as shown under "From New Jersey Turnpike Heading South").

DIRECTIONS FROM NEW JERSEY

FROM NEW JERSEY TURNPIKE HEADING NORTH

Take the New Jersey Turnpike North to exit 16E. At 16E, use middle toll booths to exit (sign over toll booth reads "NJ 3 Secaucus"). After toll booth, follow sign to Secaucus. At 1st traffic light, turn right onto Paterson Plank Road. After 1st traffic light, bear right, following the sign to West Side Avenue. Take the jug handle turn around, and proceed straight through the traffic light, which will put you on West Side Avenue. Proceed on West Side Avenue for approximately 1-1/2 miles. Turn left at 1st traffic light into Liz Claiborne, Inc.

FROM NEW JERSEY TURNPIKE HEADING SOUTH

Take the New Jersey Turnpike South to exit 17 (Lincoln Tunnel/Secaucus). After toll plaza, follow signs to Secaucus. Turn right at traffic light onto Paterson Plank Road. After 1st traffic light, bear right, following the sign to West Side Avenue. Take jug handle turn around, and proceed straight through the traffic light, which will put you on West Side Avenue. Proceed on West Side Avenue for approximately 1-1/2 miles. Turn left at the 1st traffic light into Liz Claiborne, Inc.

FROM ROUTE 3 HEADING EAST

Take Route 3 East to Secaucus Service Road (local lane), exit at North Bergen. The exit will bring you onto Paterson Plank Road. After the 1st traffic light, bear to right, following the sign to West Side Avenue. Take the jug handle turn around, and proceed straight through the traffic light, which will put you on West Side Avenue. Stay on West Side Avenue for approximately 1-1/2 miles, making a left at the first traffic light, into Liz Claiborne, Inc.

FROM ROUTE 3 HEADING WEST

Take Route 3 West, bear to right and take the Secaucus Service Road. Follow sign to North Bergen (at Tops' Appliance). This will bring you onto Paterson Plank Road. After the 1st traffic light, bear to right, following the sign to West Side Avenue. Take the jug handle turn around, and proceed straight through the traffic light, which will put you on West Side Avenue. Stay on West Side Avenue for approximately 1-1/2 miles, making a left at the 1st traffic light, into Liz Claiborne, Inc.

FROM ROUTE 80

When Route 80 ends, follow signs to Route 95 South. Take Route 95 South to the New Jersey Turnpike South (then follow directions as shown under "FROM THE GEORGE WASHINGTON BRIDGE").